Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of CTPartners Executive Search Inc. of our report dated September 2, 2010, relating to our audits of the consolidated financial statements as of December 31, 2009 and 2008 and for each of the years in the three year period ended December 31, 2009, which report is included in the Registration Statement on Form S-1 (No. 333-169224) of CTPartners Executive Search Inc.

/s/ McGladrey & Pullen, LLP
Cleveland, Ohio
January 13, 2011